Material Contract - Employment Agreement of William Dunlavy,
                        Executive Vice President and CFO



         o        Mr. Dunlavy's Employment Agreement is recapped as follows:

         o William Dunlavy will be the Executive Vice President and CFO of Park City Group with a base salary of $225,000 per year.

         o Mr. Dunlavy will receive each year, a bonus payable in cash and stock,(half and half) based on Year-Over-Year Fiscal Sales Growth where the minimum sales growth necessary to achieve a bonus is twenty-five (25)percent. In addition, profitability, measured by EBITDA must increase by at least the same rate as sales.

         o For over the 25% growth in sales and so long as the profitability

         o measure is at least the same as the sales growth, the bonus will be that growth in sales times the base salary.

         o Mr. Dunlavy may purchase stock in a formula where for each share which o is paid in cash in the first year of employment, he will be given three o options for shares at the same price as the purchased stock.

         o Mr. Dunlavy will be eligible to receive the benefits and options and any other offering made to the senior management team.

This agreement does not supersede Mr. Dunlavy's agreement that entitles him to 5% of Fresh Market Manager LLC.